SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 31, 2010

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis St., Suite 1425
Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01	Other Information

Effective July 31, 2010, Houston American Energy Corp (the “Company”) entered into a Farmout Agreement (the “Farmout Agreement”) with SK Energy Co. LTD pursuant to which SK Energy Co agreed to assign to the Company an additional 12.5% interest in the approximately 345,452 acre CPO 4 Block in the Llanos Basin of Colombia, increasing the Company’s current interest in the CPO 4 Block from 25% to 37.5%.

Under the terms of the Farmout Agreement, the Company will be responsible for paying its proportionate interest in all future development and operating costs (“Ongoing Costs”).  In addition to payment of its proportionate interest in Ongoing Costs, as a condition of assignment of the additional 12.5% interest in the CPO 4 Block, the Company will be responsible for reimbursement to SK Energy, or payment, of (i) 12.5% of certain defined past costs relating to development of the CPO 4 Block (the “Past Costs”), and (ii) 25% of seismic acquisition costs incurred with respect to the CPO 4 Block between June 18, 2009 and June 17, 2012 (the “Seismic Acquisition Costs”).

The assignment of the additional interest in the CPO 4 Block is conditioned upon the approval by the National Hydrocarbon Agency of Colombia (“ANH”) and the Republic of Korea by July 31, 2011 and payment of the Company’s proportionate interest in Past Costs is due on the earlier of (i) October 29, 2010, or (ii) 30 days following ANH approval.

SK Energy Co serves as operator on the CPO 4 Block under a Joint Operating Agreement (the “JOA”).

Pursuant to the terms of, and in conjunction with, the Farmout Agreement and the JOA, the Company entered into a separate agreement with Gulf United Energy, Inc. (“Gulf United”) whereby the Company waived its right of first refusal under the JOA for the specific purpose of permitting Gulf United to acquire a 12.5% interest in the CPO 4 Block.  Under the agreement with Gulf United, as a condition of the Company’s agreement to waive its preferential rights, Gulf United agreed to pay to the Company, not later than 30 days following ANH approval, (i) the Company’s 12.5% share of Past Costs incurred through July 31, 2010, and (ii) the Company’s 25% share of Seismic Acquisition Costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: August 5, 2010
	By:	/s/ James J. Jacobs
James J. Jacobs,
Chief Financial Officer